Exhibit 16.1

[Ernst & Young letterhead]

September 10, 2010

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated September 10, 2010, of Hercules Technology Growth Capital, Inc. and are in agreement with the statements contained in the paragraphs under Item 4.01(a). We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP